EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement of Project Romania Inc. on amended Form SB-2/A of our report, dated November 18, 2005, on our audits of the consolidated balance sheets of Project Romania Inc. as of August 31, 2005 and August 31, 2004, and the related statements of operations, shareholders’ equity and cash flows for the year ended August 31, 2005 and 2004. We also consent to the reference to our Firm under the caption "Experts" in the prospectus of this registration statement.

/s/ Miller and McCollom

Miller and McCollom

Wheat Ridge, Colorado

February 14, 2006